EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ATA Inc.:

We consent to the use of our reports dated June 24, 2016, with respect to the consolidated balance sheet of ATA Inc. as of March 31, 2016, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of March 31, 2016, incorporated by reference herein.

/s/ KPMG Huazhen LLP

Beijing, China

January 24, 2017